SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 1, 2001

Beazer Homes USA, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-12822	58-2086934
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

5775 Peachtree Dunwoody Road, Suite B-200, Atlanta, Georgia 30342
(Address of Principal Executive Offices)

(404) 250-3420
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Item 2.  Acquisition or Disposition of Assets

             On August 1, 2001, Beazer Homes USA, Inc. (the “Company” or “Beazer”), through its wholly-owned subsidiary, Beazer Homes Holdings Corp. (“Holdings”), completed its acquisition of the homebuilding operations of Sanford Homes of Colorado.  The transaction occurred pursuant to an Agreement for Sale and Purchase of Assets and Stock by and among Beazer, Holdings, Sanford Homes of Colorado, LLLP (“SHOC”), Charles H. Sanford III, Linda A. Elliott and April Corporation (“April”).  Pursuant to this agreement, Beazer, through Holdings, acquired certain operational assets and liabilities of SHOC and all of the capital stock of April.  The April stock was acquired from trusts maintained for the benefit of Charles H. Sanford III and Linda A. Elliot.

             The aggregate purchase price paid in the Sanford Homes acquisition was approximately $66 million dollars including the assumption of liabilities aggregating approximately $35.5 million.  The purchase price is subject to possible adjustment, which we expect to be finalized by September 30, 2001. The cash portion of the purchase price was funded from borrowings under Beazer’s $250 million revolving credit facility and cash flow from operations.

             Neither Beazer nor any of its affiliates had, and to the knowledge of Beazer no director or officer of Beazer and its affiliates had, any material relationship with SHOC, April or Mr. Sanford or Ms. Elliott or their respective affiliates prior to the acquisition.

             SHOC and April and their predecessors have been in the business of building homes in the metropolitan Denver area since 1961.  Sanford Homes is the third largest private homebuilder in the Denver area (in revenues), closing 354 homes in calendar 2000.

Item 7.	Financial Statements and Exhibits.

(a)	Financial Statements of Business Acquired

The financial statements of SHOC and April for the periods required by Rule 3-05(b) of Regulation S-X will be filed by amendment to this Form 8-K on or before October 15, 2001.

(b)	Pro Forma Financial Information.

The pro forma financial information required by Article 11 of Regulation S-X will be filed by amendment to this Form 8-K on or before October 15, 2001.

(c)	Exhibits

Exhibit Number

10.1	Agreement for Sale and Purchase of Assets and Stock among Beazer Homes Holdings Corp., Beazer Homes USA, Inc., Sanford Homes of Colorado, LLLP, Charles H. Sanford III, Linda A. Elliott and April Corporation dated June 28, 2001.

99.1	Form of Press Release dated August 2, 2001.

SIGNATURES

             Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Beazer Homes USA, Inc.

____________, 2001	By:	/s/ David S. Weiss
Date
David S. Weiss, Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1	Agreement for Sale and Purchase of Assets and Stock among Beazer Homes Holdings Corp., Beazer Homes USA, Inc., Sanford Homes of Colorado, LLLP, Charles H. Sanford III, Linda A. Elliott and April Corporation dated June 28, 2001.

99.1	Form of Press Release dated August 2, 2001.